Exhibit 99.1

Stifel Reports January 2025 Operating Data

ST. LOUIS, MO, February 27, 2025 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for January 31, 2025 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In January, client assets under administration reached $510 billion and fee-based assets grew to $197 billion, marking a 14% and 18% increase year-on-year. This growth was driven by stronger markets and a solid recruiting pipeline. Additionally, client money market and insured products rose 7% from the same period last year but the expected seasonal decline in Sweep deposits resulted in a 4% decrease during January.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	1/31/2025	1/31/2024	12/31/2024	1/31/2024	12/31/2024

Total client assets	$509,671	$446,724	$501,402	14%	2%

Fee-based client assets	$197,298	$166,682	$192,705	18%	2%

Private Client Group fee-based client assets	$172,468	$146,729	$168,206	18%	3%

Bank loans, net (includes loans held for sale)	$21,118	$19,525	$21,311	8%	(1)%

Client money market and insured product (1)	$27,936	$26,144	$29,029	7%	(4)%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations